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Martek Announces $13.5 Million Financing


COLUMBIA, Md.--(BUSINESS WIRE)--June 1, 1999--Martek Biosciences Corporation (NASDAQ: MATK - news) today announced that it has completed an approximate $13.5 million financing with a group of institutional investors, substantially all of which are current shareholders of the Company. Under the terms of the financing, Martek sold 1,501,247 shares of its common stock and issued warrants to purchase 450,373 shares of common stock for an aggregate consideration of approximately $13.5 million. The purchase price for the common stock was $9.03 per share, calculated using a 30 day stock price average.

The warrants have a three-year term and are exercisable at $10.84, a 20% premium over the common stock purchase price.

The equity capital raised from the sale of these securities will provide Martek with additional resources for the continued development and marketing of the Company's products.

These securities have not been registered under the Securities Act of 1933, as amended or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall be any sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or an exemption from such registration or qualification is available.

Martek Biosciences Corporation develops, manufactures and sells products from microalgae. The Company's products include: (1) specialty, edible oils for infant formula, nutritional supplements and foods that play a beneficial role in promoting mental and cardiovascular health, and in the eyes and central nervous system in newborns; (2) high value reagents and technologies to visualize molecular interactions for drug discovery and development and; (3) new, powerful fluorescent markers for diagnostics, rapid, miniaturized screening, and gene and protein detection.

Contact:

     Martek Biosciences Corporation, Columbia
     Peter L. Buzy, Chief Financial Officer
          or

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     Gregg Lampf, Corporate Communications
     410/740-0081